Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is made and entered into by John Moynahan, (“Employee”) and RestorGenex Corporation, in full and final settlement of any and all claims Employee may have or hereafter claim to have against RestorGenex Corporation and all of its past, present and future parents, subsidiaries and affiliates, and its and their employees, officers, directors, agents, accountants, insurers and legal counsel (collectively, “Employer”).

1. FINAL PAY

1.1 Employee’s employment with Employer is severed effective as of May 27, 2014, by acceptance by the Employer of Employee’s resignation (the “Severance Date”).

1.2 On or about April 29, 2014, the parties entered into a release agreement by which the parties resolved a good faith dispute as to wages owed and/or claimed to be owed to Employee, up to and including December 31, 2013 (“Previous Release Agreement”). For the period for January 1, 2014, to June 3, 2014, Employee’s final pay will be paid in accordance with the timing required under applicable state law for (a) any accrued and unpaid base salary and (b) all unused and accrued vacation days, if any, as may be required under applicable law, each of which shall be payable in a lump sum amount, less applicable withholdings for taxes and other ordinary payroll deductions, on or about the Severance Date. Employer and Employee agree that the aggregate of these back wages is $9,166.67, from which taxes and other ordinary payroll deductions will be made before disbursement to Employee.

1.3 Employee will also receive reimbursement for all outstanding and approved reasonable business-related expenses as soon as practicable in the total amount of $3,704.03.

1.4 Employee represents that he has no known industrial injury or illness, and has been, with the amounts identified in the above paragraph, been reimbursed for all work-related expenses, and has been paid all allowed wages and overtime, including, but not limited to, vacation time.

1.5 Employer represents that it will use its best efforts to finalize, in a timely manner, a consulting agreement with Employee at an hourly rate of $175 for hours worked.

2. CONSIDERATION FOR AGREEMENT FROM EMPLOYER

In return for this Agreement and in full and final settlement, compromise and release of all of Employee’s claims (as described in Section 3 below), Employer agrees to the following:

2.1 On the Effective Date (defined below), Employer agrees to: (a) pay as severance to Employee a lump-sum payment in the amount of $55,000, representing three month’s salary (“Severance Payment”). Employer understands and agrees that Employee was owed $50,688.47 in unreimbursed business expenses pursuant to his employment agreement, and agrees to treat $50,688.47 of the Severance Payment as a non-taxable reimbursement of these business expenses and the remaining $4,311.53 as subject to applicable federal and state withholding and other ordinary payroll deductions.

2.2 The parties expressly agree that this Severance Payment constitutes a payment that the Company was not otherwise obligated to provide to Employee and represents good consideration for this Agreement.

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3. EMPLOYEE’S RELEASE OF CLAIMS

3.1 Employee, on behalf of Employee, Employee’s spouse, heirs, executors, administrators, successors and assigns, hereby unconditionally releases and discharges Employer (“Releasee”) from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that Employee ever had, may now have, or may later assert against any Releasee, arising out of or related to Employee’s employment or termination of employment with Employer. To the fullest extent permitted by law, this release includes, but is not limited to: (a) claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act (which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, the ERISA, the Family and Medical Leave Act of 1993, the ADA, the Fair Labor Standards Act, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of Employee’s employment with or termination from Employer, including wage claims; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by Employee or on Employee’s behalf against any Releasee, which Employee agrees to immediately dismiss with prejudice.

3.2 This Agreement covers both claims that Employee knows about and those that Employee may not know about. Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims, including, without limitation, claims otherwise protected under California Civil Code Section 1542 (“Section 1542”) or any other applicable similar state or federal law. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

3.3 This Agreement does not release any rights which as a matter of law cannot be waived. Nor is this provision intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar state or federal agency; provided, however, that Employee expressly waives and relinquishes any rights Employee might have to recover monetary damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date Employee signed this Agreement and Employee agrees to notify any such agency that this Agreement constitutes a full and final settlement by Employee of all claims released hereunder.

4. OTHER UNDERSTANDINGS, AGREEMENTS AND REPRESENTATIONS

4.1 Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest and all other persons and entities in privity with Employee.

4.2 Employee agrees and represents that Employee will not make or cause to be made any derogatory, negative or disparaging statements, verbally, electronically, in writing or in any other form about Employer, its businesses or its employees, officers, directors, accountants, or legal counsel. Employer agrees and represents that Employer will not make or cause to be made any derogatory, negative or disparaging statements, verbally, electronically, in writing or in any other form about Employee. The parties may publicly state the following or words to this effect, which shall not be deemed a breach of this provision:

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“In view of the structural changes within the organization, Mr. Moynahan has resigned and will transition into a consulting role for the Company.”

4.3 Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access to the trade secret, confidential and proprietary information of Employer, and Employee agrees Employee will not directly or indirectly divert or attempt to divert from Employer any business of any kind, including, without limitation, through the solicitation of, or interference with, any of its customers, clients, members, business partners or suppliers, by using such information. Nor shall Employee for a period of one year following the Effective Date encourage any employee(s) of Employer to leave their employment with Employer or solicit any current or former employee(s) of Employer for employment. Employee agrees that Employee will make any subsequent employer aware of this non-solicitation obligation.

4.4 Employee agrees to return all property in his possession on the Severance Date, including but not limited to, cars, keys, credit cards, passes and any other items deemed to be Employer property.

4.5 Employee acknowledges that: (a) Employee received this Agreement on May 27, 2014 (the “Receipt Date”); (b) Employee is hereby given twenty-one (21) days from the Receipt Date, i.e., until June 18, 2014 (the “Expiration Date”) to consider signing this Agreement -- and Employee may, but is not required to, sign the Agreement at any time before the Expiration Date; (c) Employee is advised to consult with an attorney before signing this Agreement; and (d) Employee has the right to revoke this Agreement for a period of seven (7) days after it is executed by Employee. If Employee does not sign the Agreement by the Expiration Date, this Agreement and the offer set forth herein are automatically revoked and withdrawn immediately after the Expiration Date. The “Effective Date” of this Agreement shall be the eighth (8th) day after it has been signed by Employee, provided that it has not been revoked by Employee prior to the Effective Date.

4.6 Employee agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.

4.7 This Agreement contains the entire understanding between Employee and Employer and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, including, but not limited to the Previous Release Agreement; provided, however, that any prior agreements related to restrictive covenants and/or arbitration shall remain in full force and effect. This Agreement shall not be modified, amended or terminated unless such modification, amendment or termination is executed in writing by Employee and an authorized representative of Employer.

4.8 Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access to the confidential and proprietary information of Employer. Employee agrees that Employee will not disclose or use Employer’s confidential or proprietary information for the benefit of anyone else.

4.9 Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

4.10 Employee represents and warranties that Employee: (a) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (b) has read this Agreement carefully; (c) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (d) understands its provisions; (e) understands that Employee has the right to consult with an attorney; (f) has determined that it is in Employee’s best interest to enter into this Agreement; (g) has not been influenced to sign this Agreement by any statement or representation by Employer not contained in this Agreement; and (h) enters into this Agreement knowingly and voluntarily.

4.11 This Agreement may be brought into effect by pdf-email or facsimile signature, which shall be treated as an original.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Severance Agreement and General Release as of the dates written below.

EMPLOYEE

Date: June 9, 2014	/s/ John Moynahan
John Moynahan

RESTORGENEX CORPORATION

Date: June 9, 2014	By: /s/ Tim Boris
Name: Tim Boris
Title: General Counsel

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